SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

☐    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

QUANTA SERVICES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement,
if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Check
box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056

[November]             , 2002

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders. We will hold the special meeting on             ,                          , 2002 at              [a.m./p.m.], at [the Omni Houston Hotel, Four Riverway, Houston, Texas 77056.] We will ask you to vote upon:

1.
the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock; and

2.
amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members.

These matters are set forth in detail in the accompanying Notice of Meeting and Proxy Statement. The Notice of Special Meeting, Proxy Statement and proxy form are included with this letter. The Proxy Statement more fully describes the matters to be voted upon.

Whether or not you plan to attend in person, it is important that your shares be represented at the special meeting. Please sign, date and return your proxy card in the enclosed envelope as soon as possible. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MATTERS DESCRIBED IN THE PROXY STATEMENT TO BE VOTED UPON AT THE SPECIAL MEETING. Thank you.

Sincerely,

John R. Colson Chairman of the Board and Chief Executive Officer

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2002

To our Stockholders:

We will hold a special meeting of stockholders on             ,                          , 2002 at              [a.m./p.m.], at [Omni Houston Hotel, Four Riverway, Houston, Texas 77056,] to consider and vote upon the following matters, all of which are set forth more completely in the accompanying proxy statement.

At the meeting, or any adjournment or postponement thereof, we will ask holders of our Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock to vote together, as a single class, to approve:

1.
the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock; and

2.
amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members.

We will also ask the holders of the Series A Convertible Preferred Stock, voting separately as a class, to approve Proposal No. 2 set forth above.

Our stockholders of record at the close of business on                          , 2002 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements.

By Order of the Board of Directors,
Dana A. Gordon
Corporate Secretary

Houston, Texas
[November]             , 2002

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the special meeting in person. To assure your representation at the special meeting, please vote promptly whether or not you expect to be present at the special meeting. You can vote your shares (1) via the Internet, (2) via telephone or (3) by signing and dating the enclosed proxy card and returning it in the accompanying envelope. You will find specific instructions for voting via the Internet or telephone on the proxy card, if such option is available for your shares. If you attend the special meeting, you may revoke your proxy and vote your shares in person.

If you choose to attend the special meeting, you will be asked to present valid picture identification and, if you hold your shares in “street name,” you will be asked to present a copy of your brokerage statement showing your stock ownership as of             , 2002.

QUANTA SERVICES, INC.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON             , 2002

We are distributing this proxy statement and the form of proxy on or about             , 2002.

ABOUT THE MEETING

What is the purpose of the special meeting?

At the special meeting, you will act upon proposals relating to a private equity investment in Quanta that our Board of Directors believes is in our and your best interest. Specifically, we are asking holders of Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, voting together as a single class, to approve (i) the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock and (ii) amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members. We are also asking the holders of the Series A Convertible Preferred Stock to vote separately, as a class, to approve the amendments to its Certificate of Designation.

What is the private equity investment?

In October 2002, First Reserve Fund IX, L.P. (“First Reserve”) purchased 8,666,666 newly issued shares of our Common Stock and agreed to purchase 2,430,741 shares of our Series E Preferred Stock on or before December 7, 2002, subject to certain conditions. Each share of Series E Preferred Stock will, pursuant to its terms, upon the later of your approval of the convertibility of the Series E Preferred Stock or antitrust clearance under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, be convertible into ten shares of Common Stock (subject to adjustment in certain circumstances) at a price per Common Stock share equivalent of not less than $3.00 nor more than $3.50, depending on the average closing price of our Common Stock for a designated period of time prior to the closing of the transaction. Based on the average closing price of our Common Stock on the New York Stock Exchange for the ten trading days ending on the day prior to our announcement of our third quarter 2002 earnings, the issue price of the Series E Preferred Stock will be $            .

In connection with First Reserve’s investment, we granted First Reserve certain rights and they agreed to certain obligations. For a discussion of these rights and obligations, please see the sections of this proxy statement titled “What are the terms of the Series E Preferred Stock?”, “Will First Reserve have any other rights?” and “Can First Reserve acquire any more voting power?”.

We are calling the special meeting at First Reserve’s request to, among other things, recommend the approval of the convertibility of the Series E Preferred Stock and issuance of up to 24,307,410 shares of Common Stock, subject to adjustment, upon conversion of the Series E Preferred Stock. If you do not approve these matters, First Reserve may repeat its request, and we will repeat our recommendation to you, at each annual meeting of stockholders until 2006.

In addition, First Reserve has informed us that, through a privately negotiated transaction with Aquila, Inc. (“Aquila”), First Reserve purchased (a) 3,303,100 shares of Common Stock and (b) 939,380 shares of Series A Convertible Preferred Stock (convertible into 4,696,900 shares of Common Stock).

In this proxy statement, we refer to the purchase by First Reserve of Common Stock and Series E Preferred Stock from us and the purchase of Common Stock and Series A Convertible Preferred Stock from Aquila, collectively, as the “Transaction.”

Who is entitled to vote at the special meeting?

Only holders of record of our Common Stock, par value $.00001, Limited Vote Common Stock, par value $.00001, and Series A Convertible Preferred Stock, par value $.00001, at the close of business on             , 2002, the record date for the special meeting, are entitled to notice of and to participate in the special meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the special meeting, or any postponements or adjournments of the special meeting.

What are we asking you to approve and what vote is required?

We are asking holders of record of the Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, voting together as a single class, to approve:

(i)
the convertibility of the Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of Series E Preferred Stock (“Proposal No. 1”); and

(ii)
amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members (“Proposal No. 2”).

The voting requirement for Proposal No. 1 is a majority of all votes cast on the matter. The voting requirement for Proposal No. 2 is a majority of all votes entitled to be cast on the matter.

We also are asking holders of the Series A Convertible Preferred Stock, voting separately as a class, to approve Proposal No. 2. The voting requirement for this vote is two-thirds of all votes entitled to be cast by the holders of the Series A Convertible Preferred Stock on this matter.

First Reserve and Aquila have informed us that they intend to vote “FOR” Proposal Nos. 1 and 2. In addition, pursuant to a Consent Letter, Aquila has agreed to vote all of its Common Stock and Series A Convertible Preferred Stock “FOR” approval of Proposal No. 1 and has consented to the matters in Proposal No. 2. First Reserve has 19.4% of our voting power and Aquila has 14.9% of our voting power. First Reserve and Aquila, together, have 34.4% of our total voting power and 100% of the voting power of the Series A Preferred Stock, voting as a separate class.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted. Accordingly, an abstention will have the effect of a negative vote on any matter properly coming before the meeting.

What shares of our capital stock were outstanding on the record date and what are their voting rights?

As of the record date, the following shares were issued and outstanding and entitled to vote at the special meeting:

Class of Stock	Number of Shares Outstanding	Voting Power Outstanding
Common Stock	68,466,514	68,466,514 votes
Limited Vote Common Stock	1,083,750	108,375 votes
Series A Convertible Preferred Stock	3,444,961	17,224,805 votes

Each share of Common Stock is entitled to one vote on each matter for which it may vote. Each share of Limited Vote Common Stock is entitled to one-tenth of one vote on each matter for which it may vote. Each share of Series A Convertible Preferred Stock is entitled to five votes on each matter for which it may vote.

What constitutes a quorum?

The quorum requirements are as follows:

Class of Stock	Number of Shares Required to be Present in Person or by Proxy for a Quorum
Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, voting together as a single class	A majority of the outstanding voting power of the Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, present in person or by proxy

Series A Convertible Preferred Stock, voting separately as a single class	A majority of the outstanding voting power of the Series A Convertible Preferred Stock, present in person or by proxy

Properly executed proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present for purposes of determining whether a quorum is present at the special meeting, but will not be voted.

Who can attend the special meeting?

All stockholders of record as of             , 2002, or their duly appointed proxies, may attend the special meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the special meeting will be on a first-come, first-served basis. Registration will begin at              [a.m./p.m.] and seating will begin at             [a.m./p.m.]. You will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the special meeting.

How do I vote?

You may vote your shares or submit a proxy to cause your shares to be voted in the following manners:

(1)
by going to the web site www.proxyvote.com, entering the 12-digit control number located on your proxy card and following the simple instructions (not available for Series A Convertible Preferred Stock or Limited Vote Common Stock);

(2)	by calling the toll free number located on your proxy card and following the simple instructions (not available for Series A Convertible Preferred Stock or Limited Vote Common Stock); or

(3)	by signing and dating the enclosed proxy card and returning it in the accompanying envelope.

If you are a registered stockholder and you attend the special meeting, you may vote or deliver your completed proxy card in person. If you hold your shares in “street name” and you wish to vote at the special meeting, you will need to obtain a proxy from the institution that holds your shares.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT A PROXY AS SOON AS POSSIBLE.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a written notice of revocation or a duly executed proxy card bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and vote your shares in person, although attendance at the special meeting will not by itself revoke a previously granted proxy.

What are our Board of Directors’ recommendations?

Unless you give other instructions on your proxy card, if you send in your proxy card, your votes will be cast in accordance with the recommendations of our Board of Directors. Our Board of Directors has determined that each of the Proposals discussed in this proxy statement is advisable and recommends a vote “FOR” approval of each of the Proposals.

How will we treat abstentions and broker non-votes?

On all matters considered at the special meeting, we will treat abstentions and broker non-votes as neither a vote “FOR” nor a vote “AGAINST” the matter. We will, however, count them for purposes of determining if a quorum is present.

What if I receive more than one proxy card?

If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

Do I have dissenters’ rights?

No. Under the General Corporation Law of the State of Delaware, you are not entitled to dissenters’ rights with respect to the matters contemplated by Proposal Nos. 1 and 2.

PROPOSAL NO. 1

APPROVAL OF THE CONVERTIBILITY OF SERIES E PREFERRED STOCK
AND THE ISSUANCE OF UP TO 24,307,410 SHARES OF COMMON STOCK
(SUBJECT TO ADJUSTMENT) UPON THE CONVERSION OF THE
SERIES E PREFERRED STOCK

Overview

As previously discussed, First Reserve purchased 8,666,666 newly issued shares of Common Stock from us and has agreed to buy 2,430,741 shares of Series E Preferred Stock on or before to December 7, 2002, subject to certain conditions. The purchase of the Series E Preferred Stock is subject to, among other things, the negotiation and execution of certain amendments to our credit facility and senior note purchase agreement. The Series E Preferred Stock currently is not convertible into Common Stock and has no voting rights. First Reserve requested that we call this special meeting to obtain approval of the convertibility of the Series E Preferred Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock. If your approval and antitrust clearance are both obtained, each share of Series E Preferred Stock will be convertible into ten shares of Common Stock, subject to adjustment in certain circumstances.

After First Reserve’s acquisition of the Series E Preferred Stock, and assuming you approve the convertibility of the Series E Preferred Stock, First Reserve will have beneficial ownership of approximately 37% of the voting power of our outstanding securities.

Have we issued the Series E Preferred Stock to First Reserve yet?

No. As of the date of this proxy statement, we have not issued the Series E Preferred Stock to First Reserve. However, we anticipate that we will do so prior to the special meeting. The references to the Series E Preferred Stock in this proxy statement are as of the date of this proxy statement (unless otherwise stated) and therefore assume that no Series E Preferred Stock is outstanding. Once issued, the Series E Preferred Stock will have no rights to vote on the Proposals which you are asked to act on at the special meeting.

Recommendation of our Board of Directors

Our Board of Directors has determined that Proposal No. 1 is advisable and recommends that you vote “FOR” the approval of the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock.

Which stockholders are we asking to vote on Proposal No. 1?

Holders of record of Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, voting together as a single class, will vote on Proposal No. 1.

Why are we seeking stockholder approval of Proposal No. 1?

We are seeking your approval of the convertibility of the Series E Preferred Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock pursuant to paragraphs 312.03(b) and (c) of The New York Stock Exchange Listed Company Manual (the “NYSE Manual”).

The Series E Preferred Stock currently is not convertible. Pursuant to its terms, the Series E Preferred Stock may be converted into Common Stock only after the later of your approval of its convertibility and our receipt of antitrust clearance. The NYSE Manual requires stockholder approval before a company may issue securities that are convertible into common stock under certain circumstances. First, pursuant to paragraph 312.03(b) of the

NYSE Manual, stockholder approval is required if the issuance is to a substantial security holder of an issuer (such as First Reserve, which currently owns 17.5% of our outstanding Common Stock and 19.4% of our voting power on a non-diluted basis) and if the number of shares of common stock into which the securities may be convertible exceeds either (i) one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance or (ii) five percent of the number of shares of common stock or five percent of the voting power outstanding before the issuance if the issuance relates to a sale of stock for cash at a price at least as great as each of the book and market value of the common stock. The issuance of Common Stock upon conversion of the Series E Preferred Stock must be approved by you under both clauses (i) and (ii).

Second, pursuant to paragraph 312.03(c) of the NYSE Manual, stockholder approval is required if the number of shares of common stock issuable is, or will upon issuance be, equal to or in excess of 20% of the number of shares of common stock or 20% of the voting power outstanding before the issuance of the common stock or convertible securities, subject to limited exceptions. If you approve the convertibility of the Series E Preferred Stock and we obtain antitrust clearance, we will issue up to 24,307,410 shares of Common Stock (subject to adjustment) upon conversion of the Series E Preferred Stock. These shares will represent more than 20% of our currently outstanding Common Stock and voting power.

First Reserve has informed us that if you approve Proposal No. 1 and we receive antitrust clearance, First Reserve will promptly convert its Series E Preferred Stock into Common Stock. If First Reserve does not do so, we will exercise our option to require conversion. See “What are the terms of the Series E Preferred Stock—Conversion Rights”.

Are there any risks or disadvantages to us if you do not approve Proposal No. 1?

Yes. Under the terms of the Series E Preferred Stock, if you do not approve the convertibility of the Series E Preferred Stock and the Series E Preferred Stock has not been converted within four years of its issuance, then the Series E Preferred Stock shall accrue dividends at a rate of 8% per annum. We will pay the dividends in shares of Series E Preferred Stock, retroactive to the date of the issuance of the Series E Preferred Stock, until First Reserve’s ownership of our voting securities reaches a standstill amount of 37%. After First Reserve reaches the standstill amount, each share of Series E Preferred Stock will accrue cumulative cash dividends at a rate of 8% per annum. We will pay these cash dividends only to the extent our outstanding debt instruments permit the payment. However, if payment is not permitted, we will still owe the amount for these dividends.

In addition, as long as the Series E Preferred Stock is outstanding and has not been converted into Common Stock, the Series E Preferred Stock will become redeemable by us or the holders of the Series E Preferred Stock upon the earlier of (i) the fifth anniversary of its issuance, (ii) an underwritten public offering by us of voting securities with net proceeds exceeding $215,000,000 and in which the price per share is at least $4.40 or (iii) a change of control of us. Upon redemption, the holders of the Series E Preferred Stock will receive the higher of (i) the initial purchase price of the shares (plus accrued dividends from the date of issuance) or (ii) the product of the then current market price of the Common Stock times the number of shares of Common Stock into which the Series E Preferred Stock (plus accrued dividends from the date of issuance) would be convertible. If you approve the convertibility of the Series E Preferred Stock and we obtain antitrust clearance, each share will be convertible into ten shares of Common Stock. As a result, if a change of control occurs prior to the conversion of the Series E Preferred Stock, the holders of the Series E Preferred Stock will receive both the per share consideration paid to holders of Common Stock and accrued dividends on the Series E Preferred Stock.

Finally, until the Series E Preferred Stock is converted, certain accounting and reporting standards will require us to account for a portion of the value of the Series E Preferred Stock as a derivative security, resulting in the recording of a discount on the Series E Preferred Stock. As a result, we will have to assign a fair value to the derivative security as of the date of issuance of the Series E Preferred Stock and adjust the fair value each quarter on our balance sheet. The change in fair value between quarters will be recorded through earnings on our income statement. The discount would be accreted as an additional dividend over the term of the Series E Preferred Stock. Because the Series E Preferred Stock may not be converted unless you approve the convertibility under Proposal No. 1, we will have to continue this accounting treatment until the Series E Preferred Stock is converted.

What is the background of the transaction?

In early 2002, Aquila, which at the time owned approximately 38% of our common stock (assuming conversion of the Series A Convertible Preferred Stock), commenced a proxy contest for control of our Board of Directors. On March 14, 2002, a special committee comprised of members of our Board of Directors not designated by Aquila authorized Goldman, Sachs & Co. to explore a range of strategic options, including potential acquisitions, stock repurchases, recapitalizations and other extraordinary transactions. In the course of exploring those options, representatives of Goldman Sachs contacted many parties to assess their interest in pursuing a strategic transaction with us. Since the settlement of the Aquila proxy contest in May 2002, members of our management and Board of Directors have, from time to time, held additional confidential discussions with third parties concerning our strategic options.

On July 1, 2002, we revised our financial outlook for the second quarter ended June 30, 2002 and year ending December 31, 2002 due to weakness in the markets we served during the second quarter, during which two of our largest customers filed for bankruptcy. In late July, Aquila stated in a filing with the Securities and Exchange Commission that it had sold approximately 5.5 million shares of our Common Stock on the open market and that it had entered into a sales plan with a brokerage firm to effect additional sales of our Common Stock on the open market from time to time.

In August 2002, we amended our credit facility and our senior note purchase agreement. The amendments are described below under the caption “What is the relationship between the Transaction and our financial covenants?”.

On August 30, 2002, we received a letter from an investment firm with portfolio companies in the technology, manufacturing and service industries. In its letter, the firm stated that it had purchased from Aquila less than 5% of our Common Stock. The firm requested a four-week period of exclusivity to conduct a due diligence investigation in anticipation of making a proposal to acquire 100% of our company. The letter indicated that any proposal would depend upon the results of due diligence, and any such proposal would require debt financing, including both bank and bond components.

On September 5, 2002, we received a letter from First Reserve expressing its interest in an equity investment consisting of a purchase directly from us of approximately 16.6 million shares of Common Stock at $3.00 per share and a purchase from Aquila of all or a substantial portion of the Common Stock and Series A Convertible Preferred Stock then held by Aquila. In its letter, First Reserve stated that it had no intention of acquiring more than 50% of our voting stock. The letter indicated that First Reserve would not need outside financing or outside approvals, which therefore increased the certainty of consummation of the transaction.

On September 6, 2002, our Board of Directors met to discuss the August 30 and September 5 letters. Following its discussion, the Board of Directors formed a new special committee consisting of James R. Ball, Terrence P. Dunn, Vincent D. Foster and Louis C. Golm, all non-management members of our Board of Directors. Mr. Foster served as chair of the special committee. The Board of Directors granted to the special committee the authority to consider and negotiate the terms and conditions of any business combination or other strategic transaction on behalf of the Board of Directors. The Board of Directors also granted the special committee the authority to approve or disapprove of any such business combination or other strategic transaction.

On September 10, 2002, the special committee met in Houston, Texas and engaged Goldman Sachs as its financial advisor and Winston & Strawn as its legal advisor. At the meeting, the special committee authorized and directed Goldman Sachs to contact several parties with whom management had recently held discussions and a small number of additional parties to assess their interest in pursuing a strategic transaction with us. In addition, the special committee directed management to assist interested parties with their diligence efforts and to prepare financial projections reflecting our management’s current outlook on the prospects for our business. Over a six-week period following the formation of the special committee, Goldman Sachs provided the projections and additional confidential information to each of these parties. Throughout this period, the special committee held ten additional meetings with its financial and legal advisors and with other members of our Board of Directors and management to review our strategic options and to receive updates on discussions with third parties and our financial outlook.

As the discussions with Goldman Sachs and third parties continued over this period, the members of the special committee determined that it was not the appropriate time to sell 100% of the company, particularly given their view of the value that could be achieved in executing the current business plan when compared to the value which reasonably could be achieved in a sale, given current industry and financing market conditions. The special committee directed Goldman Sachs to continue its discussions with third parties with a view toward developing a broad range of strategic options, but with special focus on a possible minority equity investment transaction. These discussions resulted in expressions of interest for a minority equity investment from six parties, including First Reserve and the firm that had submitted the August 30 letter.

On October 4, 2002, the special committee held a meeting in Chicago, Illinois with its financial and legal advisors. At the meeting, the special committee and its advisors reviewed the terms of each expression of interest that resulted from discussions with third parties. The special committee determined that a transaction of the type proposed by First Reserve would provide a better combination of value, certainty of consummation and protection to our other stockholders than the other expressions of interest offered. The special committee and its advisors then met with representatives of First Reserve and its counsel to discuss First Reserve’s proposal. Following these meetings, the special committee authorized its advisors to negotiate with First Reserve and its advisors a mutually acceptable set of definitive agreements for a private equity investment transaction. At the same time, the special committee directed Goldman Sachs to continue to develop and refine the expressions of interest submitted by the other parties.

From October 4 to October 14, the special committee and its advisors negotiated the terms of a mutually acceptable agreement with First Reserve and its advisors.

On the evening of October 14, the special committee and its advisors held a meeting in Houston, Texas to review the terms of the draft First Reserve agreements and to receive an update on discussions with other parties. In addition to evaluating the First Reserve proposal, the special committee focused particular attention on an expression of interest for a minority investment from another private equity firm. The other expression of interest contemplated an investment of approximately $50 million per series in two new series of preferred stock with a conversion price of $3.25 per share for both series, and with a 12% dividend on the second series (reduced to 5% after our stockholders approved convertibility into Common Stock of that series). The expression of interest also contemplated a purchase of Aquila’s entire equity investment in us at a price of $3.00 per common share equivalent. The expression of interest was conditioned on prior negotiation of amendments to our financial covenants in our credit facility and senior note purchase agreement and required ten days of additional due diligence. After consulting with its financial and legal advisors, the special committee determined that this proposal was less favorable to us from a financial point of view than the First Reserve proposal, particularly considering the proposed dividend, which would effectively lower the value of the proposed transaction to a level below the First Reserve proposal. In addition, the special committee considered that the financial covenant amendment and due diligence conditions might pose substantial risks and delays to consummation of the proposed equity investment. The special committee discussed the fact that the proposed First Reserve Transaction also contained financial covenant conditions, but that they applied only to the purchase of the Series E Preferred Stock. Therefore, we would receive at least $25 million in the proposed First Reserve Transaction before we would be required to amend our financial covenants.

At the October 14 meeting, the Winston & Strawn representatives reviewed with the special committee the legal terms of the proposed First Reserve Transaction. Representatives of Goldman Sachs then reviewed for the special committee certain financial analyses and information relating to the proposed Transaction. The following summary of the financial analyses and information reviewed by Goldman Sachs, however, does not purport to be a complete description. Goldman Sachs informed the special committee that it had held discussions with members of our senior management regarding our past and current business operations, financial conditions, future prospects and the strategic rationale for, and the potential benefits of, the proposed Transaction. Goldman Sachs provided the special committee with a situational overview which included a review of recent events relating to us dating from March 14, 2002 to October 9, 2002 and information regarding various financial investors’ interest in a minority investment in us.

Goldman Sachs discussed certain benefits of the proposed Transaction, including, but not limited to, that it provided the financial flexibility to execute our business plan, a demonstration of confidence in us by a sophisticated third party investor and a relatively high certainty of execution. It also mitigated the overhang caused by Aquila’s ownership of the Series A Convertible Preferred Stock, allowed us the ability to immediately execute a transaction that would meet the objectives of the Board of Directors and could be consummated without precluding the Board of Directors’ ability to pursue a change-of-control transaction.

Goldman Sachs then discussed certain issues it believed should be considered with respect to the proposed Transaction, including, but not limited to, that the Transaction would have a dilutive effect on our existing stockholders’ ownership and on our earnings per share, and that the Transaction would add another stockholder with a sizeable ownership in us.

Goldman Sachs also provided the special committee with information concerning the trading performance of our Common Stock and public debt securities and selected issues for the special committee and the Board of Directors to consider in deciding on a course of action.

Goldman Sachs reviewed our financial condition, including an overview of our capital structure, our quarterly and annual historical and projected financial information, our quarterly and annual management projections, a comparison of management’s EBITDA projections for 2002 and 2003 and a review of selected financial covenants. The review of our financial condition also included a preliminary analysis of our liquidity/covenant compliance and illustrative financial covenant compliance. Goldman Sachs concluded with a review of selected strategic alternatives the special committee had considered. After and throughout its presentation, Goldman Sachs responded to questions from members of our special committee. In preparing its analysis, Goldman Sachs assumed, with our consent, that the internal financial projections prepared by our management were reasonably prepared on a basis reflecting our best currently available estimates and judgment. Goldman Sachs also relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for the purposes of its financial analyses. The financial analyses performed by Goldman Sachs was one of the many factors taken into consideration by the special committee and our Board of Directors in making their determination to approve the transactions contemplated by the definitive agreements with First Reserve.

After further discussion, the special committee then determined that the proposed Transaction was in our and our stockholders’ best interest and resolved to recommend the Transaction to our Board of Directors.

In making its determination, the special committee considered, among other things, the following factors:

•
We are provided with over $98 million in equity capital as a result of the Transaction, the net proceeds of which we may use for our acquisition program, for general working capital and to reduce senior debt;

•
The Transaction would provide growth capital at a premium of 35% over the closing price of our Common Stock on October 11, 2002 and a premium of 30% over the average closing price of our Common Stock during the one month period ended October 11, 2002;

•
The issue price of the Series E Preferred Stock could increase to $3.50 per common share equivalent, depending upon the average closing price of our Common Stock for a period prior to the closing of First Reserve’s purchase of the Series E Preferred Stock;

•	First Reserve was able to reach an agreement and closing with respect to the Transaction without significant execution risk and with limited, reasonable financial conditions;

•
First Reserve has a favorable track record as a partner to its investee companies (including Pride International, Inc. and Chicago Bridge & Iron Company N.A.) and First Reserve’s management had expressed belief in our business plan;

•	The Transaction would reduce the overhang caused by Aquila’s open market sales plan;

•	The Transaction would provide a positive message to our customers and employees;

•	We had no apparent near-term liquidity issue based upon analysis of our management’s most current projections, as reviewed by our financial advisors;

•	The Transaction should facilitate additional favorable financial covenant amendments and provide an equity “cushion” for those covenants; and

•	We would benefit from a cash cushion when the markets improve and demand for our services increases.

On October 15, 2002, the special committee presented its recommendation to our Board of Directors at a meeting held in Houston, Texas. Representatives of Winston & Strawn discussed the terms and conditions of the transaction agreements. Representatives of Goldman Sachs then made a presentation to the Board of Directors that was substantially similar to its October 14 presentations to the special committee.

After a discussion of the factors considered by the special committee in making its recommendation, our Board of Directors, by unanimous vote of those present in person or by telephone (with Mr. Golm absent due to travel overseas and with Mr. Stamm abstaining due to Aquila’s interest in the proposed transaction), adopted the recommendations of the special committee, approved the transactions contemplated by the definitive First Reserve agreements and authorized management to enter into the agreements following the close of business on October 15, 2002.

What is the relationship between the Transaction and our financial covenants?

The August 2002 amendments to our credit facility and senior note purchase agreement resulted in less restrictive covenants with respect to certain financial ratios and indebtedness covenants. However, the amendments were more restrictive with respect to our capital expenditures and asset sales. The amendments also prohibit any stock repurchase programs or acquisitions and require a mandatory reduction in the lenders’ and noteholders’ commitment by a portion of the proceeds from asset sales or upon the issuance of additional debt in excess of $15.0 million.

The special committee of our Board of Directors and our management believe that the First Reserve transaction will both facilitate additional favorable financial covenant amendments and provide an equity cushion for those covenants over the long-term. We believe that the conditioning of the closing of the second First Reserve investment upon satisfactory amendments to our financial covenants should provide a significant incentive to our lenders and noteholders to negotiate a mutually beneficial series of amendments to those covenants.

Who is First Reserve?

Based in Houston, Texas and in Greenwich, Connecticut, First Reserve is an independently owned firm that invests exclusively within the energy and energy-related sectors of the world economy. First Reserve is a leading private equity firm specializing in the energy industry with, together with its affiliated funds, $2.6 billion under management. First Reserve, or one of its affiliated funds, is currently the largest shareholder of Dresser, Inc., Chicago Bridge & Iron, Pride International, and Superior Energy Services. First Reserve’s general partner is First Reserve GP IX, L.P. and First Reserve GP IX, L.P.’s general partner is First Reserve GP IX, Inc.

What are the terms of the Series E Preferred Stock?

Set forth below is a summary of certain terms of the Series E Preferred Stock. We have attached a copy of the form of Certificate of Designation, Rights and Limitations of the Series E Preferred Stock (the “Certificate of Designation”) to this proxy statement as Annex A. This discussion is qualified in its entirety and should be read in conjunction with the Certificate of Designation.

Dividend Rights

Except for the Participating Dividend (as defined below), no dividends will be payable on the Series E Preferred Stock if convertibility is approved and the Series E Preferred Stock is converted into Common Stock. However, if after the fourth (4th) anniversary of the date on which the shares of Series E Preferred Stock were first issued (the “Original Issue Date”), the Series E Preferred Stock has not been converted into Common Stock, then the Series E Preferred Stock will accrue dividends at a rate of 8.0% per annum. The dividends are payable in shares of Series E Preferred Stock (the “Preferred Dividend”) and are retroactive to the Original Issue Date. To the extent the Preferred Dividend is payable, it could result in the issuance of additional shares of Series E Preferred Stock which would be convertible into a maximum of 14,874,680 shares of Common Stock. This could increase the total number of shares of Common Stock into which the Series E Preferred Stock is convertible to 39,182,090. However, the accrual of Preferred Dividends may not cause First Reserve’s Voting Percentage (as defined below) to exceed 37%.

As used in this proxy statement, Voting Percentage means the ratio of the total number of shares of Voting Securities (as defined below) owned by First Reserve to the total number of shares of Voting Securities outstanding, in each case assuming full conversion of all outstanding equity securities which are convertible into Voting Securities (including the Series E Preferred Stock, whether or not they are then convertible), calculated at the time of any determination.

Voting Securities means our Common Stock or our other capital stock entitled generally to vote in the election of directors, the Series A Convertible Preferred Stock and the Series E Preferred Stock (or any equity securities (not including options, warrants or other similar rights) convertible into securities entitled generally to vote in the election of directors (whether or not then convertible)).

If the payment of Preferred Dividends to First Reserve would cause First Reserve’s Voting Percentage to exceed 37%, the Preferred Dividends will be suspended until First Reserve’s Voting Percentage does not exceed 37%. During the period that the Preferred Dividends are suspended, the Series E Preferred Stock will accrue dividends in cash at a rate of 8.0% per annum (the “Cash Dividend”). If the Cash Dividend is not payable under the terms of our outstanding debt instruments, the dividends will continue to accrue and we shall make reasonable best efforts to obtain all required approvals necessary to permit the payment of the Cash Dividend.

If First Reserve’s Voting Percentage later reduces to less than 37%, the Cash Dividend will cease, and the Series E Preferred Stock will again accrue the Preferred Dividend. Upon the effectiveness of the Preferred Dividend, the Preferred Dividend on each share of Series E Preferred Stock will be cumulative from the date of issuance, whether or not declared by our Board of Directors. However, such dividend will be payable only when declared by our Board of Directors. Subject to the rights of the holders of our outstanding Series A Convertible Preferred Stock, so long as any shares of Series E Preferred Stock are outstanding:

•	We may not pay or declare a dividend on our Common Stock or any other class of our capital stock; and

•
We may not acquire any capital stock of any class for value, except for acquisitions of Common Stock by us pursuant to: (i) termination of services to us, or (ii) in satisfaction of an indemnification obligation with regard to certain breaches of acquisition agreements, in each case, until all dividends set forth as described in this paragraph on the Series E Preferred Stock have been paid or declared and set apart.

Additionally, the shares of Series E Preferred Stock will receive the amount of any cash or non-cash dividends declared and paid on the shares of Common Stock as if the Series E Preferred Stock shares had been converted immediately prior to the record date for payment of such dividends (the “Participating Dividend”). The Participating Dividend on each share of Series E Preferred Stock will be cumulative from the date of issuance, whether or not declared by our Board of Directors, but shall be payable only when declared by our Board of Directors.

Conversion Rights

Upon your approval of Proposal No. 1 and antitrust clearance, the Series E Preferred Stock may be converted into Common Stock at our option or the option of the holder(s) of the Series E Preferred Stock. However, if we enter into a definitive agreement with respect to a Change of Control (as defined in the Certificate of Designation) within 60 days following the date of issuance of the Series E Preferred Stock, the Series E Preferred Stock will not be deemed to be convertible into Common Stock for purposes of the Common Stock consideration payable in connection with such Change of Control. Nonetheless, if a Change of Control transaction occurs within such 60-day period, the holder of the Series E Preferred Stock will be entitled to a cash payment equal to the Original Issue Price (as defined below and calculated assuming the accrual of dividends from the Original Issue Date).

Upon conversion of the Series E Preferred Stock, the number of shares of Common Stock that a holder of Series E Preferred Stock will receive is determined by multiplying a rate then in effect (initially 10) by the number of shares of Series E Preferred Stock being converted. As a result, the 2,430,741 shares of Series E Preferred Stock that, subject to certain conditions, First Reserve has agreed to purchase currently would be convertible into 24,307,410 shares of Common Stock. The conversion rate, however, is subject to adjustment in certain circumstances, including for stock splits and similar events and in the event we issue capital stock below certain specified prices. First Reserve has informed us that if you approve Proposal No. 1 and we receive antitrust clearance, they will promptly convert their Series E Preferred Stock. If they do not do so, we will exercise our option to require conversion of the Series E Preferred Stock. Any conversion by a holder of Series E Preferred Stock must be for all shares of Series E Preferred Stock held by that holder. Any conversion of Series E Preferred Stock requested by us must be for all outstanding Series E Preferred Stock.

Redemption

The Series E Preferred Stock may be redeemed for cash at our option or the option of any holder of the Series E Preferred Stock upon the occurrence of certain events. So long as any shares of Series E Preferred Stock are outstanding, the occurrence of: (i) an Approved Sale (as defined below), (ii) the fifth (5th) anniversary of the Original Issue Date, or (iii) an underwritten public offering covering the offering and sale of Voting Securities in which net proceeds received by us exceeds $215,000,000, and in which the price per share to the public is at least $4.40 (a “Qualified Financing”), will be a redemption event (“Redemption Event”).

After a Redemption Event, if we or the holder(s) of a majority of the outstanding Series E Preferred Stock give written notice to the other that such party intends to request redemption, the shares of the Series E Preferred Stock will be redeemed by us, and the holder of each share of Series E Preferred Stock will be entitled to receive the Series E Redemption Amount (as defined below). The term “Approved Sale” means (i) any sale of shares, or any merger, or other transaction, which results in any person (other than the owners of our capital stock immediately prior to any such transaction) beneficially owning more than 50% of the equity securities or the combined voting power of the capital stock entitled to vote, or (ii) a sale of all or substantially all of our assets.

Upon a Redemption Event, the holder(s) of the Series E Preferred Stock will be entitled to receive an amount per share (the “Series E Redemption Amount”) equal to the higher of (i) the Original Issue Price (calculated assuming the accrual of dividends from the Original Issue Date), or (ii) an amount equal to the product of the then-current market price of a share of Common Stock multiplied by the number of shares of Common Stock that would have been received by the holder(s) of the Series E Preferred Stock upon conversion of the Series E Preferred Stock into Common Stock, taking into account all accrued Preferred Dividends.

The “Original Issue Price” of the Series E Preferred Stock is an amount equal to the purchase price originally paid with respect to each share plus accrued and unpaid dividends (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares). The right of redemption will terminate upon the conversion of the Series E Preferred Stock into Common Stock. The right of the holder(s) of the Series E Preferred Stock to receive the Redemption Amount is subordinate to our obligations pursuant to the terms of any indebtedness that restrict redemption. In other words, we must repay any amounts owing to third-party lenders that restrict redemption prior to paying the Redemption Amount to the holders of the Series E Preferred Stock.

Voting Rights and Rights to Approve Certain Transactions

With the exception of its veto rights, the Series E Preferred Stock shall have no voting rights. So long as the outstanding shares of Series E Preferred Stock, as converted, represent 10% or more of the Voting Securities, approval by vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series E Preferred Stock, voting together as a single class, will be necessary before we may:

•	Issue any authorized but unissued shares of Series E Preferred Stock or any other class or series of our capital stock senior to or on par with the Series E Preferred Stock as to dividend rights;

•
Issue any notes or debt securities containing equity features, including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, having dividend rights on a par with or senior to the Series E Preferred Stock;

•	Redeem or purchase or otherwise acquire any of our capital stock, now or hereafter issued, of any class, except for:

(i)	any repurchase of shares of our capital stock pursuant to any employee benefit plan adopted by us; and

(ii)
any acquisition of shares of our capital stock by us pursuant to agreements which permit us to repurchase such shares (1) upon termination of services to us entered into on or before the Original Issue Date or (2) in satisfaction of an indemnification obligation to us upon a breach by the holder of Common Stock of a representation, warranty or covenant in any acquisition agreement;

•
Transfer all or substantially all of our assets in a transaction in which the holders of the Series E Preferred Stock would receive less consideration than the consideration they would have received if they had converted their Series E Preferred Stock into Common Stock immediately prior to the transaction;

•	Liquidate, dissolve or wind up; or

•
Amend our Certificate of Incorporation or Bylaws or the organizational documents of any of our subsidiaries (whether by merger, consolidation or otherwise (including the filing of, or amending, a certificate of designation)), in each case as amended, or file with any governmental authority any resolution of our Board of Directors containing in each case any provisions that would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series E Preferred Stock (including, without limitation, an amendment or resolution to increase the number of directors to a number greater than twelve).

After the conversion of the Series E Preferred Stock into Common Stock, the veto and approval rights listed above will terminate.

Liquidation Rights

Upon any liquidation, dissolution or winding up, no distribution will be made to the holders of shares of stock ranking junior to the Series E Preferred Stock, unless the holders of Series E Preferred Stock have received an amount (the “Series E Liquidation Preference”) equal to the greater of (i) the initial purchase price of the Series E Preferred Stock plus any accrued Preferred Dividends that would have accrued had the Preferred Dividends accrued and (ii) the amount payable if such Series E Preferred Stock had been converted into Common Stock immediately prior to any such liquidation, dissolution or winding up.

Will First Reserve have any other rights?

As a holder of 939,380 shares of our Series A Convertible Preferred Stock, First Reserve has all the rights and privileges as set forth in the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock which forms a part of our Certificate of Incorporation. In addition, in connection with First Reserve’s investment in us, we entered into an Investor’s Rights Agreement with First Reserve. The terms of the Investor’s Rights Agreement granted First Reserve certain rights, including those discussed below. The summary of First Reserve’s rights under the Investor’s Rights Agreement is qualified in its entirety and should be read in conjunction with the Investor’s Rights Agreement which we have filed with the Securities and Exchange Commission as an exhibit to a Form 8-K filed on October 22, 2002.

Registration Rights

We granted First Reserve the right to require us to file a registration statement for a public resale offering of the Series E Preferred Stock owned by First Reserve and the Common Stock into which the Series E Preferred Stock is convertible. First Reserve has the right to require this “demand registration” three times from us. First Reserve also has the right to “piggy-back” in any registration statement which we are filing, and place shares in any registered offering which is otherwise taking place, subject to certain cut-backs and other restrictions. First Reserve’s ability to require us to publicly register the sale of their shares, thereby permitting a public sale of a sizable portion of our voting securities, could depress the price of our Common Stock.

Pre-emptive Rights

We granted First Reserve the right to purchase a proportionate number of shares of Common Stock in connection with the issuance by us of new securities to third parties. This pre-emptive right allows First Reserve to maintain its current percentage ownership in us by purchasing additional shares of Common Stock from us.

Transfer Rights

First Reserve has the right to transfer its shares of Series E Preferred Stock or Common Stock to any other potential investors, so long as such holder does not, as a result of such transfer, acquire more than 37% of our Voting Securities. First Reserve may transfer 15% or more of our Voting Securities to any single investor only upon written notice to us and upon that investor’s assumption of all of First Reserve’s obligations under the Investor’s Rights Agreement. First Reserve may transfer less than 15% of our Voting Securities (which percentage drops to 10% after three years), but the transferee in that transaction will not receive any rights under the Investor’s Rights Agreement, including registration rights or pre-emptive rights, as summarized above.

Board of Directors Designation Rights

Upon antitrust clearance, First Reserve will have the right to appoint one person to our Board of Directors. Upon the later of (i) antitrust clearance or (ii) your approval of the convertibility of the Series E Preferred Stock,

First Reserve will have the right to appoint two additional directors to our Board of Directors, for a total of three director designees. The number of directors First Reserve may appoint will decrease as First Reserve’s ownership in us decreases.

Can First Reserve acquire any more voting power?

Standstill Provisions.    First Reserve has agreed that it will not take certain actions which may increase its effective voting power over us, without the prior written consent of a majority of our directors that were not designated by First Reserve, including the following:

•	Acquire beneficial ownership of Voting Securities representing, in the aggregate, more than 37% of our Voting Securities;

•	Assist or encourage other parties to acquire more than 37% of our Voting Securities;

•	Engage in any solicitation of proxies;

•	Grant any proxies (other than for a solicitation by our Board of Directors);

•	Make any stockholder proposals in respect of us (except certain limited proposals);

•	Authorize or make a tender offer, exchange offer or other offer to acquire Voting Securities;

•	Deposit any Voting Securities in a voting trust or similar arrangement;

•	Act to publicly state its intention to acquire us or a material portion of our assets;

•	Engage in a transaction that would result in a Change of Control (as defined in the Investor’s Rights Agreement) of us;

•	Enter into any negotiations, agreements, arrangements or understandings with any person with respect to the items listed above; or

•	Make any public proposals with respect to the foregoing or make any public request to amend, modify or rescind any provision of the Investor’s Rights Agreement.

How will the issuance of the Series E Preferred Stock affect the rights of the existing Common Stock?

The holders of the Series E Preferred Stock will have certain rights which are superior to those of the holders of the Common Stock. In addition, the approval of the convertibility of the Series E Preferred Stock may affect the trading patterns of the Common Stock. You should consider the following factors in determining whether or not to vote for the proposal to approve the convertibility of the Series E Preferred Stock:

•
Current stockholders are subject to the risk of substantial dilution to their interests which may result from the conversion of the Series E Preferred Stock. We currently intend to convert the Series E Preferred Stock into Common Stock upon the approval of the convertibility of the Series E Preferred Stock. If the Series E Preferred Stock is converted, current stockholders will own a smaller percentage of our outstanding Common Stock.

•
If the convertibility of the Series E Preferred Stock is not approved, then four years after the issuance of the Series E Preferred Stock, the holders of the Series E Preferred Stock will be entitled to receive a dividend of 8% per year, payable in Series E Preferred Stock retroactive to the issuance of the Series E Preferred Stock. If the dividend is not payable in Series E Preferred Stock, then the dividend will be payable in cash, subject to the approval of our lenders.

•
Although the Series E Preferred Stock will not have any voting rights, it will have approval rights in certain circumstances over many major structural transactions which we may feel it wise to undertake, such as sales of major portions of assets, redemption of capital stock, issuance of convertible debt and other transactions. Upon the conversion of the Series E Preferred Stock into Common Stock, we would not be under these restrictions with regard to the Series E Preferred Stock.

•
The Series E Preferred Stock will have a prior claim against our assets ahead of the Common Stock in the event of a liquidation or bankruptcy. Upon the conversion of the Series E Preferred Stock into Common Stock, this prior claim would no longer be in effect.

•
The holders of the Series E Preferred Stock will have a right to require redemption of the Series E Preferred Stock by us in certain circumstances. See “What Are the Terms of the Series E Preferred Stock?”. Upon the conversion of the Series E Preferred Stock into Common Stock, this redemption right would no longer be in effect.

•
Upon conversion of the Series E Preferred Stock into Common Stock, First Reserve will have the right to cast approximately 37% of all votes entitled to be cast in matters submitted to the stockholders. This right may give it (or its transferee, if the shares are sold in a block) the ability to influence our management. In addition, these rights, when coupled with the Common Stock ownership of Aquila (as of October 25, 2002) will result in a concentration of voting power in two large stockholders of approximately 48.86% of the total number of votes which may be cast in an election of directors, generally.

Does management or any member of our Board of Directors have any interest in the Transaction?

Mr. Stamm, one of our directors, is employed by Aquila (which is party to the Transaction). As discussed above, he abstained from the vote of the Board of Directors in approving the Transaction. No other member of our management or Board of Directors has an interest in the Transaction.

Are there any anti-takeover implications of the issuance of the Series E Preferred Stock?

Yes. As noted above, until the Series E Preferred Stock is converted into Common Stock, the holders of the Series E Preferred Stock have the power to veto any transaction in which we would sell major portions of our assets.

Section 203 of the General Corporation Law of the State of Delaware prohibits a corporation from entering into certain business combinations with any entity which acquires 15% in voting power of the corporation’s voting stock, or any affiliate of such entity, subject to certain exceptions. Our Board of Directors, as it is empowered to do under the statute, waived the restrictions on business combinations of Section 203 to First Reserve.

The rights associated with the Series E Preferred Stock, together with the decision by our Board of Directors to waive the application of Section 203, may discourage other potential acquirers from seeking to acquire us.

We also exempted the Transaction from the provisions of our Amended and Restated Rights Agreement. We amended and restated the Rights Agreement in October 2002 in connection with the Aquila proxy contest discussed above and the Transaction. We have filed a copy of the Amended and Restated Rights Agreement with the Securities and Exchange Commission.

Under the Amended and Restated Rights Agreement, as currently in effect, a dividend of one preferred share purchase right (a Right) was declared in March 2000 on each outstanding share of our Common Stock and Series A Convertible Preferred Stock (on an as-converted basis) for holders of record as of the close of business on March 27, 2000. The Rights also attach to all Common Stock and Series A Convertible Preferred Stock issued after March 27, 2000. No separate certificates evidencing the Rights will be issued unless and until they become exercisable. Each Right has an initial exercise price of $153.33. The Rights will be exercisable if a person or group (other than Aquila or First Reserve) becomes the beneficial owner of 15% or more of our voting power on an as-converted basis. The Rights also will be exercisable if Aquila or First Reserve, together with any affiliates or associates, becomes the beneficial owner of more than 37.71% or 37.00%, respectively, of our voting power on an as-converted basis.

The Amended and Restated Rights Agreement also provides that the Series B Preferred Stock and Series C Preferred Stock previously authorized in connection with the Amended and Restated Rights Agreement would be eliminated and that a new class, Series D Junior Participating Preferred Stock, would be authorized.

Upon a “Flip-In Event” as defined in the Amended and Restated Rights Agreement, the Rights would be exercisable for our Series D Junior Participating Preferred Stock at a discount. In addition, the Rights held by an “Acquiring Person” as defined in the Amended and Restated Rights Agreement will be void upon a Flip-In Event. The Rights will expire on March 8, 2010.

Each share of Series D Junior Participating Preferred Stock, if issued:

•	Will not be redeemable or convertible;

•
Will entitle holders to cumulative dividends equal to the greater of $10 or, subject to adjustment, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than dividends payable in Common Stock or a subdivision of Common Stock) declared on the Common Stock for any quarterly period;

•
Will entitle holders, upon liquidation, to receive $1,000 per share plus accrued and unpaid dividends, whether or not declared, provided that the holders of the Series D Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share, subject to adjustment, equal to 1,000 times the aggregate amount distributed per share to holders of Common Stock;

•
If shares of our Common Stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a payment, subject to adjustment, of 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) for or into which shares of Common Stock were exchanged; and

•
Will have the following voting rights: (i) subject to adjustment, each share of Series D Junior Participating Preferred Stock shall entitle the holder to 1,000 votes on all matters submitted to stockholders and (ii) the holders of Series D Junior Participating Preferred Stock shall vote together, as a single class, with the holders of the Common Stock and all other capital stock (subject to the terms of any other certificates of designation for other series of preferred stock).

PROPOSAL NO. 2

APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF DESIGNATION,
RIGHTS AND LIMITATIONS OF THE SERIES A CONVERTIBLE PREFERRED
STOCK TO (A) DELETE THE REQUIREMENT THAT THE AUTHORIZED NUMBER
OF DIRECTORS ON OUR BOARD OF DIRECTORS BE SET AT TEN MEMBERS
AND (B) ELIMINATE THE ABILITY OF THE HOLDERS OF THE SERIES A
CONVERTIBLE PREFERRED STOCK TO VOTE, SEPARATELY AS A CLASS, ON
ANY INCREASE IN THE AUTHORIZED NUMBER OF DIRECTORS ON OUR
BOARD OF DIRECTORS BEYOND TEN MEMBERS

Which stockholders are we asking to vote on Proposal No. 2?

We are asking holders of Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, voting together as a single class, to approve Proposal No. 2. We are also asking holders of Series A Convertible Preferred Stock, voting separately as a class, to approve Proposal No. 2.

Why are we seeking stockholder approval of Proposal No. 2?

As previously discussed under the section titled “Will First Reserve have any other rights?—Board Designation Rights”, First Reserve may appoint (i) one person to our Board of Directors upon antitrust clearance of its investment in us and (ii) two additional people upon the later of antitrust clearance and your approval of Proposal No. 1. Pursuant to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock (the “Series A Certificate of Designation”), Aquila has the right to appoint up to three of our directors, which number may be decreased depending on the level of Aquila’s ownership of our capital stock. Currently, Aquila has the right to appoint one director to our Board of Directors. Mr. Stamm is Aquila’s appointed director.

The authorized number of directors on our Board of Directors is currently 10 members and there are two vacancies. Our Board of Directors believes it is in our best interest to increase the authorized number of directors to twelve so that First Reserve may make its appointments. In addition, the increase in the authorized number of directors would give us the ability to appoint another independent director to our Board of Directors to the extent advisable pursuant to currently proposed amendments to certain applicable Securities and Exchange Commission and New York Stock Exchange rules and regulations regarding independence on boards of directors. However, the Series A Certificate of Designation currently contains restrictions on our ability to increase the authorized number of directors on our Board of Directors. As a result, we are asking you to approve Proposal No. 2.

What are we asking you to approve?

The first sentence of Section 3(b) of the Series A Certificate of Designation currently reads as follows:

“The Board of Directors of the Corporation shall consist of 10 directors.”

In addition, Section 3(c)(v) of the Series A Certificate of Designation currently requires (the “Requirement”) that, as long as the outstanding shares of Series A Convertible Preferred Stock represent 10% or more of the outstanding shares of Common Stock (assuming conversion of the Series A Convertible Preferred Stock), then approval by two-thirds of the then-outstanding shares of Series A Convertible Preferred Stock, voting together as a single class, is necessary before we may:

“Amend the Corporation’s Certificate of Incorporation or Bylaws or the organizational documents of a subsidiary of the Corporation (including the filing of a certificate of designation), in each case as amended, or file with any governmental authority any resolution of the Board of Directors containing in each case any provisions which would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock (including, without limitation, an amendment or resolution to increase the number of directors of the Corporation to a number greater than 10).”

In connection with the First Reserve Transaction and in contemplation of the Board of Director appointment rights of First Reserve, our Board of Directors desires to increase the authorized number of directors on our Board of Directors from ten to twelve directors. Consequently, the Board of Directors desires to amend the Series A Certificate of Designation to increase the authorized number of directors on our Board of Directors to twelve. If the holders of Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, voting together as a single class, and the holders of Series A Convertible Preferred Stock, voting separately as a class, approve Proposal No. 2, the Series A Certificate of Designation will be amended to delete in its entirety (i) the first sentence of Section 3(b) and (ii) the final parenthetical clause of Section 3(c)(v) so that Section 3(c)(v) reads in its entirety as follows:

“Amend the Corporation’s Certificate of Incorporation or Bylaws or the organizational documents of a subsidiary of the Corporation (including the filing of a certificate of designation), in each case as amended, or file with any governmental authority any resolution of the Board of Directors containing in each case any provisions which would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series A Preferred Stock.”

Are there other restrictions on our ability to increase the size of our Board of Directors?

Yes. Pursuant to an agreement between us and Aquila, we have agreed that we will not take any action that will cause the increase of the size of our Board of Directors beyond twelve members without Aquila’s prior written consent. In addition, the holders of the Series E Preferred Stock will have certain rights which will restrict our ability to increase the authorized number of directors on our Board of Directors beyond twelve members. See “Voting Rights and Rights to Approve Certain Transactions.”

When will the amendments to the Series A Certificate of Designation become effective?

If you approve Proposal No. 2, the amendments to the Series A Certificate of Designation will become effective upon our filing a Certificate of Amendment with the Secretary of State of the State of Delaware. We anticipate filing the Certificate of Amendment as soon as practicable after the special meeting.

Recommendation of our Board of Directors

The Board of Directors has determined that Proposal No. 2 is advisable and recommends a vote “FOR” the approval of the amendments to the Series A Certificate of Designation to eliminate the restrictions on our ability to increase the authorized number of directors on our Board of Directors beyond ten members.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 25, 2002 information with respect to the beneficial ownership of the Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock by (1) each person or entity known to us to beneficially own more than 5% of the outstanding shares of Common Stock, Limited Vote Common Stock and Series A Convertible Preferred Stock, (2) each of our directors, our chief executive officer and our four other most highly compensated executive officers, and (3) all of our directors and executive officers as a group. Unless otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Percentages of shares beneficially owned are based upon 68,466,514 shares of Common Stock, 1,083,750 shares of Limited Vote Common Stock and 3,444,961 shares of Series A Convertible Preferred Stock outstanding as of October 25, 2002, plus for each person named below any shares of Common Stock that may be acquired by such person within 60 days of such date upon exercise of outstanding options or other rights. The principal place of business for each person set forth below is at our headquarters, unless otherwise stated. Pursuant to a Consent Letter between us and Aquila, Aquila agreed to vote all of its Common Stock and Series A Convertible Preferred Stock in favor of Proposal No. 1 and has consented to the matters in Proposal No. 2. First Reserve and Aquila, Inc., together, have 34.4% of our voting power.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class of Common Stock	Shares of Limited Vote Common Stock Beneficially Owned		Percent of Class of Limited Vote Common Stock	Shares of Series A Convertible Preferred Stock Beneficially Owned		Percent of Class of Series A Convertible Preferred Stock	Voting Percentage of all Classes of Stock, Voting Together as a Single Class	Voting Percentage of Series A Convertible Preferred Stock, Voting Separately as a Class
Aquila, Inc	12,821,579	(1)	15.83%	0		0	2,505,581	(1)	72.73%	14.94%	72.73%
First Reserve Fund IX, L.P.	16,666,666	(2)	22.78%	0		0	939,380	(2)	27.27%	19.43%	27.27%
Vincent D. Foster	152,321	(3)	*	191,698		17.69%	0		0	*	0
William G. Parkhouse	0		0	165,632	(4)	15.28%	0		0	*	0
Parkhouse Family Irrevocable Trust	0		0	139,176	(5)	12.84%	0		0	*	0
Midwest Acquisition Support, LLC	3,010	(6)	*	100,000		9.23%	0		0	*	0
Third Avenue Management LLC	4,904,100	(7)	7.16%	0		0	0		0	5.72%	0
James C. Thomas	0		0	74,465	(8)	6.87%	0		0	*	0
James H. & Constance Haddox	202,977	(9)	*	70,000		6.46%	0		0	*	0
John R. Colson	2,326,710	(10)	3.40%	0		0	0		0	2.71%	0
John R. Wilson	685,862	(11)	1.00%	0		0	0		0	*	0
Gary A. Tucci	570,085	(12)	*	0		0	0		0	*	0
Elliot C. Robbins	138,055	(13)	*	0		0	0		0	*	0
Peter T. Dameris	107,562	(14)	*	0		0	0		0	*	0
James R. Ball	45,000	(15)	*	29,625		2.73%	0		0	*	0
Terrence P. Dunn	20,000	(16)	*	0		0	0		0	*	0
Louis C. Golm	0		0	0		0	0		0	0	0
Keith G. Stamm	15,000	(17)	*	0		0	0		0	*	0
All directors and executive officers as a group (18 persons)	4,874,247	(18)	7.12%	328,823		30.34%	0		0	5.72%	0

*	percentage does not exceed 1%
(1)
Based on Amendment No. 29 to the Schedule 13D of Aquila, Inc. dated October 17, 2002. Includes 12,527,905 shares of Common Stock issuable upon the conversion of 2,505581 shares of Series A Convertible Preferred Stock. The percentage ownership assumes conversion of the Series A Convertible Preferred Stock. The address of Aquila, Inc. is 20 West Ninth Street, Kansas City, Missouri 64105.

(2)
Based on the Schedule 13D of First Reserve dated October 23, 2002. Includes 11,969,766 shares of Common Stock and 4,696,900 shares of Common Stock into which 939,380 shares of Series A Convertible Preferred Stock directly owned by First Reserve are convertible. The address of First Reserve is 600 Travis Street, Suite 600 Houston, Texas 77002.

(3)
Includes 134,171 shares of Common Stock which may be acquired by Mr. Foster within 60 days of October 25, 2002, through the exercise of stock options and 13,500 shares of Common Stock over which Messrs. Colson and Foster share voting and dispositive power. Also includes 4,500 shares of Common Stock owned by Main Street Equity Ventures II, L.P., of which Mr. Foster disclaims beneficial ownership. Mr. Foster is the chairman of our Board of Directors.

(4)
Does not include 139,176 shares of Limited Vote Common Stock held in trust for members of Mr. Parkhouse’s family, of which he disclaims beneficial ownership. Mr. Parkhouse’s address is 5901 Fox Chapel Road, Austin, Texas 78746.

(5)	The address of the Parkhouse Family Irrevocable Trust is c/o Robert M. Collie Andrews, Kurth, Mayor, Day, Caldwell & Keeton, 700 Louisiana, Suite 1900, Houston, Texas 77027.
(6)
Includes 3,010 shares of Common Stock which may be acquired by Midwest Acquisition Support, LLC within 60 days of October 25, 2002, through the exercise of stock options. The address of Midwest Acquisition Lupport, LLC is 4040 San Felipe, Suite 155, Houston, Texas 77027.

(7)	Based on a Schedule 13G of Third Avenue Management LLC dated September 10, 2002. The address of Third Avenue Management LLC is 767 Third Avenue, New York, New York 10017-2023.
(8)	The address of James C. Thomas is 4040 San Felipe, Suite 155, Houston, Texas 77027.
(9)
Includes 200,000 shares of Common Stock which may be acquired by Mr. Haddox within 60 days of October 25, 2002, and 2,977 shares of Common Stock owned by Mr. Haddox individually. Mr. Haddox is our chief financial officer.

(10)
Includes 244,003 shares of Common Stock held by Mr. Colson which may be acquired within 60 days of October 25, 2002, through the exercise of stock options, and 13,500 shares over which Messrs. Colson and Foster share voting and dispositive power. Mr. Colson is our chief executive officer and one of our directors.

(11)
Includes 85,862 shares of Common Stock held by Mr. Wilson which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Wilson is one of our senior vice presidents and one of our directors.

(12)
Includes 100,502 shares of Common Stock held by Mr. Tucci which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Tucci is one of our regional vice presidents and one of our directors.

(13)
Includes 103,750 shares of Common Stock held by Mr. Robbins which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Robbins is our senior vice president of operations.

(14)
Includes 43,750 shares of common stock held by Mr. Dameris which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Dameris resigned from his position as our chief operating officer and executive vice president effective October 31, 2002.

(15)	Includes 37,500 shares of Common Stock held by Mr. Ball which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Ball is one of our directors.
(16)	Includes 15,000 shares of Common Stock held by Mr. Dunn which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Dunn is one of our directors.
(17)	Includes 15,000 shares of Common Stock held by Mr. Stamm which may be acquired within 60 days of October 25, 2002, through the exercise of stock options. Mr. Stamm is one of our directors.
(18)	Includes 1,282,976 shares of Common Stock which may be acquired within 60 days of October 25, 2002, through the exercise of stock options.

ADDITIONAL INFORMATION

Stockholder proposals for the 2003 annual meeting

If you desire to submit a proposal for inclusion in the proxy materials for our 2003 annual meeting of stockholders, you may do so by complying with the procedures described in Rule 14a-8 under the Securities Exchange act of 1934. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than February 4, 2003.

Stockholder proposals submitted outside of the Securities and Exchange Commission’s procedures for including such proposals in our proxy statement must be received by our Corporate Secretary no later than April 1, 2003 (unless the 2003 annual meeting date is before May 30 or after September 6, in which case we must receive such proposal by the later of 90 days before such annual meeting date and ten days after we first publicly announce the date of such annual meeting). However, if the number of directors to be elected at the 2003 annual meeting of stockholders is increased and we do not publicly announce the nominee(s) for the new directorship(s) by March 20, 2003, a stockholder’s notice solely with respect to nominee(s) for the additional directorship(s) must be received by our Corporate Secretary no later than ten days after we first publicly announce the increase in the number of directors. Any such proposal or notice must comply in all respects with the specific requirements included in our bylaws, including, without limitation, the advance notice requirements. If a proposal or notice is received after such deadline, as applicable, our proxy materials for the 2003 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for our 2003 annual meeting of stockholders.

Proxy solicitation costs

We are soliciting the proxies being solicited hereby. We will bear the cost of soliciting proxies in the enclosed form, which may include the cost of preparing, printing and mailing the proxy materials. Our officers, directors and other employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile, postings on our website or other electronic means. In addition, we have retained MacKenzie Partners, Inc. to assist in soliciting proxies, for which services we will pay a fee expected not to exceed $4,000 plus out-of-pocket expenses. We will also request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of Common Stock and obtain their voting instructions. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Other matters

In some instances, only one proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more stockholders. A stockholder who wishes to receive a separate copy of the proxy statement now or in the future, or stockholders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Investor Relations, Quanta Services, Inc., 1360 Post Oak Blvd., Suite 2100, Houston, Texas 77056 or call 712-629-7600.

By Order of the Board of Directors,

Dana A. Gordon Corporate Secretary

Houston, Texas
            , 2002

ANNEX A

FORM OF
CERTIFICATE OF DESIGNATION, RIGHTS, AND LIMITATIONS
OF THE SERIES E CONVERTIBLE PREFERRED STOCK
OF QUANTA SERVICES, INC.

Quanta Services, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Board of Directors, on             , 2002, adopted the following resolution creating and issuing a series of its Preferred Stock, par value $0.00001 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors hereby designates 3,918,209 shares of the preferred stock par value $0.00001 per share, of the Corporation as “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Series E Preferred Stock and the qualifications, limitations and restrictions thereof, be, and the hereby are, as set forth below (the “Certificate of Designation”) and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and file the Certificate of Designation with the Delaware Secretary of State:

1.    Designation. Three Million, Nine Hundred Eighteen Thousand, Two Hundred Nine (3,918,209) shares of the authorized and unissued preferred stock of the Corporation, $0.00001 par value per share, are hereby designated “Series E Convertible Preferred Stock”.

2.    Dividends.

(a)    Preferred Dividend. Subject to the immediately following sentence and Section 2(b), no dividends shall be payable on the Series E Preferred Stock. Notwithstanding the first sentence of this Section 2(a), if after the fourth (4th) anniversary of the Original Issue Date (as defined below), the Series E Preferred Stock shall not have been converted into Common Stock pursuant to Section 6 hereof, then the Series E Preferred Stock shall accrue dividends at a rate of 8.0% per annum, when and as declared by the Board of Directors, payable in shares of Series E Preferred Stock legally available for that purpose (the “Preferred Dividend”), retroactive to the Original Issue Date; provided, that the accrual of Preferred Dividends may not cause First Reserve’s (as defined below) Voting Percentage to exceed the Standstill Amount (as defined in the Securities Purchase Agreement, dated as of October 15, 2002, between the Corporation and First Reserve (the “Purchase Agreement”)). In the event that the payment of Preferred Dividends to First Reserve causes First Reserve’s Voting Percentage to exceed the Standstill Amount, the Preferred Dividends shall cease accruing for so long as First Reserve’s Voting Percentage exceeds the Standstill Amount, and the Series E Preferred Stock shall accrue dividends in cash at a rate of 8.0% per annum (the “Cash Dividend”). In such event, and if in such event the Cash Dividends may not be payable under the terms of the Corporation’s outstanding debt instruments, the Corporation shall make reasonable best efforts to obtain all required approvals necessary to permit the payment of the Cash Dividend. If First Reserve’s Voting Percentage ceases to exceed the Standstill Amount, the Cash Dividend shall cease, and the Series E Preferred Stock shall again begin to accrue the Preferred Dividend. Upon the effectiveness of the Preferred Dividend, the Preferred Dividend on each share of Series E Preferred Stock shall be cumulative from the date of issuance of such share, whether or not earned, whether or not shares of the Corporation are legally available for therefor and whether or not declared by the Board of Directors, but such dividend shall be payable only when, as, and if declared by the Board of Directors. Subject to the rights of the holders of the Corporation’s outstanding Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”), so long as any shares of Series E Preferred Stock shall be outstanding, (i) no dividend, whether in cash, stock or property, shall be paid or declared, nor shall any other distribution be made, on any shares of the common stock of the Corporation, par value $0.00001 per share (the “Common Stock”), or any other class or series of capital stock of the Corporation, (ii) nor shall any class or series of capital stock of the Corporation be redeemed, purchased or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to (A) agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation entered into on or before the date on which the shares of Series E Preferred Stock were first issued (the “Original Issue Date”) or (B) in satisfaction of an indemnification obligation to the Corporation upon a breach by the holder of Common Stock of a representation, warranty or covenant in any agreement for the acquisition by the Corporation of a business (as defined in Rule 11-01(d) of Regulation S-X adopted by the Securities and Exchange Commission) pursuant to the Corporation’s acquisition program (an “Acquisition”), in each case, until all dividends set forth in this Section 2(a) on the Series E Preferred Stock shall have been paid or declared and set apart. “Voting Percentage” has the definition set forth in the Securities Purchase Agreement. “First Reserve” means First Reserve Fund IX, L.P., a Delaware limited partnership, or a permitted transferee that is an Affiliate (as defined in the Purchase Agreement) of First Reserve under the provisions of the Investor’s Rights Agreement, dated as of October 15, 2002, between First Reserve and the Corporation.

(b)    Participating Dividend. The shares of Series E Preferred Stock shall be entitled to receive, out of any funds legally available therefor, the amount of any cash or non-cash dividends or distributions declared and paid on the shares of Common Stock, as if the shares of Series E Preferred Stock had been converted immediately prior to the record date for payment of such dividends or distributions (the “Participating Dividend”); provided, however, the shares of Series E Preferred Stock shall not be entitled to receive any non-cash dividend or distribution if the number or kind of securities issuable upon conversion of the Series E Preferred Stock is adjusted under Section 7 hereof in connection therewith. The Participating Dividend on each share of Series E Preferred Stock shall be cumulative from the date of issuance of such share, whether or not earned, whether or not the Corporation has funds legally available for therefor and whether or not declared by the Board of Directors, but such dividend shall be payable only when, as, and if declared by the Board of Directors.

(c)    Termination of Preferred and Participating Dividends. The Preferred Dividends and Participating Dividends, except accrued and unpaid Preferred Dividends and Participating Dividends, will terminate on the date that the Series E Preferred Stock is converted into shares of the Corporation’s Common Stock.

3.    Voting Rights.

(a)    General. Except as set forth in Section 3(b) hereof, the Series E Preferred Stock shall have no voting rights.

(b)    Veto Rights. So long as the outstanding shares of Series E Preferred Stock represent 10% or more of the Voting Securities, the approval by the vote or written consent of the holders of at least two-thirds of the then outstanding shares of Series E Preferred Stock, voting together as a single class, shall be necessary before the Corporation may:

(i)    Authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (A) any authorized but unissued shares of Series E Preferred Stock or any other class or series of capital stock senior to or on par with the Series E Preferred Stock as to dividend rights or (B) any notes or debt securities containing equity features, including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, having dividend rights on par with or senior to the Series E Preferred Stock;

(ii)    Redeem or purchase or otherwise acquire any of its capital stock, now or hereafter issued, of any class, except for (A) any repurchase of shares of capital stock pursuant to any employee benefit plan adopted by the Corporation and (B) any acquisition of shares of capital stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares (1) upon termination of services to the Corporation entered into on or before the Original Issue Date or (2) in satisfaction of an indemnification obligation to the Corporation upon a breach by the holder of Common Stock of a representation, warranty or covenant in any agreement for an Acquisition;

(iii)    Enter into a transaction or series of transactions resulting in the sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation in which the holders of the Series E Preferred Stock would receive less than the Common Stock for each share of Series E Preferred Stock held by them;

(iv)    Liquidate, dissolve or wind up the Corporation in any form of transaction; or

(v)    Amend the Corporation’s Certificate of Incorporation or Bylaws or the organizational documents of a subsidiary of the Corporation (whether by merger, consolidation or otherwise (including the filing of, or amending, a certificate of designation)), in each case as amended, or file with any governmental authority any resolution of the Board of Directors containing in each case any provisions that would adversely affect or otherwise impair the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Series E Preferred Stock (including, without limitation, an amendment or resolution to increase the number of directors of the Corporation to a number greater than 12).

4.    Liquidation, Dissolution or Winding Up; Redemption.

(a)    Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock unless, prior thereto, the holders of shares of Series E Preferred Stock shall have received an amount per share (the “Series E Liquidation Preference”) equal to the greater of (i) the initial purchase price of the Series E Preferred Stock plus any accrued Preferred Dividends that would have accrued pursuant to Section 2(a) hereof had such provision applied, and (ii) the amount payable if such Series E Preferred Stock had been converted into Common Stock immediately prior to any such liquidation, dissolution or winding up. In the event, however, that there are not sufficient assets available to permit payment in full of the Series E Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series E Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series E Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. Neither the merger or consolidation of the Corporation into or with another corporation or other entity nor the merger or consolidation of any other corporation or other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

(b)    Redemption.

(i)    So long as any shares of Series E Preferred Stock are outstanding, the occurrence of (A) an Approved Sale, (B) the fifth (5th) anniversary of the Original Issue Date or (C) an underwritten public offering lead managed by a nationally recognized investment bank pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offering and sale of Voting Securities in which net proceeds received by the Corporation in such public offering, after all costs and expenses, including without limitation, underwriting discounts and commissions, equals or exceeds $215,000,000, and in which the price per share to the public is at least $4.40 (a “Qualified Financing”), shall be a redemption event (“Redemption Event”). Upon the approval by vote or written consent of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock, an Approved Sale or Qualified Financing shall not be deemed to be a Redemption Event within the meaning of this Section 4(b). Upon the occurrence of a Redemption Event, if the Corporation or the holder(s) of a majority of the outstanding Series E Preferred Stock give written notice to the other (in accordance with Section 4(b)(ii) below) that such party intends to request redemption, the shares of Series E Preferred Stock shall be redeemed by the Corporation, and the holder of each share of Series E

Preferred Stock shall be entitled to receive the Series E Redemption Amount (as defined below). The term “Approved Sale” shall mean (i) any sale, transfer, issuance or redemption or series of sales, transfers, issuances or redemptions (or any combination thereof) of shares of the Corporation’s capital stock by the holders thereof or the Corporation, or any merger, consolidation, reclassification or other transaction, which results in any person or entity or group of affiliated persons or entities (other than the owners of the Corporation’s capital stock (on a fully diluted basis) immediately prior to any such transaction or series of transactions) beneficially owning, directly or indirectly more than 50% of, respectively, the then outstanding equity securities, or the combined voting power of the then outstanding capital stock entitled to vote generally in the election of the Board of Directors, or (ii) a sale or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions (other than sales in the ordinary course of business) as the case may be, which is approved by a majority of the directors of the Corporation not designated by the holder(s) of the Series E Preferred Stock. The term “Subsidiary” shall mean any person or entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or equity interests of such person or entity are at the time owned or controlled, directly or indirectly, by the Corporation.

(ii)    If a Qualified Financing or Approved Sale is intended to occur, the Corporation will notify each holder of Series E Preferred Stock in writing of such pending event no less than 10 days prior to the consummation thereof. Such notice will describe the material terms and conditions of such event (including, but not limited to, the amount and nature of the total consideration to be paid in connection therewith). The holder(s) of the Series E Preferred Stock shall be entitled to receive an amount per share (the “Series E Redemption Amount”) equal to the higher of (i) the Original Issue Price (calculated assuming the accrual of dividends from the Original Issue Date), or (ii) an amount equal to the product of the then-current market price of a share of Common Stock (on any national securities exchange on which the Common Stock is then listed, or if the Common Stock is not then so listed, as determined in the good faith judgment of the Corporation’s board of directors) multiplied by the number of shares of Common Stock that would have been received by the holder(s) of the Series E Preferred Stock upon conversion of the Series E Preferred Stock into Common Stock, taking into account all accrued Preferred Dividends. The “Original Issue Price” of the Series E Preferred Stock shall equal the purchase price originally paid with respect to each share plus accrued and unpaid dividends (as adjusted for any stock dividends, combinations, splits and the like with respect to such shares). The right of redemption set forth in this Section 4(b) shall terminate upon the conversion of the Series E Preferred Stock into Common Stock. The right of the holder(s) of the Series E Preferred Stock to receive the Redemption Amount shall be explicitly subordinate to the Corporation’s obligations pursuant to the terms of any indebtedness, whether secured or unsecured.

5.    Ranking. The Series E Preferred Stock shall rank equally with the Series A Preferred Stock as to the distributions of assets upon liquidation, dissolution or winding up and shall rank senior to the Common Stock on such matter.

6.    Conversion. The Corporation and holders of the Series E Preferred Stock shall have, and be subject to, the conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert. Subject to and in compliance with the provisions of this Section 6, any shares of Series E Preferred Stock may, at the option of the holder or the Corporation, be converted at any time following the Convertibility Date (as defined below) into fully paid and nonassessable shares of Common Stock; provided, that if the Corporation enters into a definitive agreement with respect to a Change of Control (as defined below) transaction within 60 days following the date of issuance of the Series E Preferred Stock, then the Series E Preferred Stock shall not be deemed to be convertible (or to have been converted) into Common Stock for purposes of the per share Common Stock consideration payable in connection with such Change of Control transaction; provided, further, that in the event of a Change of Control transaction within the period as specified in the proviso immediately prior to this proviso, the holder of the Series E Preferred stock shall be entitled upon consummation of such transaction to a cash payment equal to the Original Issue Price (calculated assuming the accrual of dividends from the Original Issue Date). The number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion by the holder shall be the product obtained by multiplying the Series E Preferred Stock Rate then in effect (determined as provided in Section 6(b)(iii)) times the number of shares of Series E Preferred Stock being converted by such holder. Any conversion of Series E Preferred Stock pursuant to this Section 6 shall, in the case of a conversion requested by a holder of Series E Preferred Stock, be for all, and not less than all, of the shares of Series E Preferred Stock held by such holder and, in the case of a conversion requested by the Corporation, be for all, and not less than all, of the outstanding Series E Preferred Stock.

(b)    Certain Definitions and Determinations. As used in Section 6, the following terms shall have the following meanings:

(i)    “Change of Control” shall be deemed to have occurred if (i) any Person acquires, directly or indirectly, the beneficial ownership of any voting security of the Corporation and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or (ii) individuals who on the initial issuance of the Series E Preferred Stock constitute the Corporation’s Board of directors, or their successors approved in accordance with the terms below, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Corporation’s stockholders of each new director was approved by vote of at least 2/3rds of the directors then still in office who were directors on the initial issuance of the Series E Preferred Stock or their successors approved in accordance with the terms hereof.

(ii)    “Closing Price” means on any particular date (A) the last sale price per share of the Common Stock on such date on the principal stock exchange on which the Common Stock has been listed or, if there is no such price on such date, then the last sale price on such exchange on the date nearest preceding such date, (B) if the Common Stock is not listed on any stock exchange, the final bid price for a share of Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, (C) if the Common Stock is not quoted on the NASDAQ, the bid price for a share of Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (D) if the Common Stock is no longer publicly traded, as determined by an investment banking firm selected in good faith by the Board of Directors based upon the price that would be paid by a willing buyer of the shares at issue, in a sale process designed to maximize value and attract a reasonable number of participants to provide a fair determination of such value, provided, that none of the transactions related to the foregoing shall include purchases by any “affiliate” (as defined in Rule 12b-2 under the Securities Act of 1933) of the Corporation.

(iii)    The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the “Preferred Stock Rate”) shall be the quotient obtained by dividing the Original Issue Price (as defined above) by the Conversion Price, calculated as provided in Section 6(b)(v).

(iv)    “Convertibility Date” means the later of (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, in respect of the transactions contemplated by the Purchase Agreement, and (ii) such time as the Corporation’s stockholders have approved the conversion rights of the Series E Preferred Stock, including the issuance of Common Stock upon the conversion thereof.

(v)    The conversion price shall initially be $[            ] [insert the Per Preferred Share Purchase Price divided by 10] (the “Conversion Price”). The initial Conversion Price shall be adjusted from time to time in accordance with the provisions of Section 7. All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(c)    Automatic Conversion Prior to Liquidation. In the event of a liquidation of the Corporation, the Conversion Rights shall be automatically exercised at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Common Stock.

(d)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred Stock by a holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fractional share of Common Stock multiplied by the Closing Price of the Common Stock on the business day immediately prior to the date on which conversion is deemed to occur (as determined in subsection 6(e)(ii) below).

(e)    Mechanics of Conversion.

(i)    In order for a holder of Series E Preferred Stock to convert shares of Series E Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series E Preferred Stock, at the office of the transfer agent for the Series E Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series E Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.

(ii)    If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Provided that the certificates of the Series E Preferred Stock have been surrendered as provided above, the Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series E Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. In the event less than all shares represented by such certificate are converted, a new certificate shall be issued by the Corporation representing the unconverted shares. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(f)    Reservation of Common Stock. The Corporation shall, at all times when the Series E Preferred Stock shall be outstanding, reserve and keep available (free from preemptive rights) out of its authorized but unissued stock, for the purpose of issuing upon conversion of the Series E Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding Series E Preferred Stock. All shares of Common Stock so issuable shall, upon issuance, be duly and validly issued and fully paid and nonassessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(g)    Notices. Any notice required herein shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(h)    Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income or gross receipts) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered.

7.    Antidilution Adjustments. The number and kind of securities issuable upon the conversion of the Series E Preferred Stock shall be subject to adjustment, without duplication, from time to time upon the happening of certain events occurring on or after the Original Issue Date as follows:

(a)    Adjustment for Stock Splits and Combinations. In case the Corporation shall (i) subdivide its outstanding Common Stock into a greater number of shares, (ii) combine its outstanding Common Stock into a smaller number of shares, (iii) pay a dividend or make a distribution on its outstanding Common Stock in shares of its capital stock or (iv) issue by reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of capital stock of the Corporation, the Series E Preferred Stock surrendered for conversion after the record date fixed by the Board of Directors for such subdivision, combination, dividend, distribution or reclassification shall be entitled to receive the aggregate number and kind of shares of capital stock of the Corporation that, if this Series E Preferred Stock had been converted immediately prior to such record date at the Conversion Price then in effect, such holder would have been entitled to receive by virtue of such subdivision, combination, dividend, distribution or reclassification; and the Conversion Price shall be deemed to have been adjusted after such record date to apply to such aggregate number and kind of shares. Such adjustment shall be made successively whenever any of the events listed above shall occur.

(b)    Adjustment for Dividends and Distributions. In case the Corporation shall pay a dividend or make a distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately prior to such record date and (B) the denominator shall be the sum of such number of shares and the total number of shares issued in such dividend or other distribution.

(c)    Adjustment for Rights to Acquire Common Stock Below Market Price. Subject to Section 7(m) below, in case the Corporation shall issue to all holders of Common Stock rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (as determined pursuant to Section 7(h) below), the Conversion Price in effect from and after the record date therefor shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which (i) the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and (ii) the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock so offered for subscription or purchase. For the purpose of this Section 7(c), the issuance of rights or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights or warrants to purchase the Common Stock into which such securities are convertible (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon (or in connection with) the exercise of such securities for

Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. In case such rights or warrants are not issued after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

(d)    Adjustment for Distribution of Debt or Assets. In case the Corporation shall distribute to all holders of Common Stock (whether pursuant to a merger or consolidation or otherwise) evidences of its indebtedness or assets (excluding shares of capital stock of the Corporation and cash dividends out of retained earnings), or rights to subscribe for Common Stock at a price less than the current market price per share (excluding those referred to in Section 7(c) above), then in each such case the Conversion Price in effect from and after the record date therefor shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which (i) the numerator shall be the current market price per share (determined as provided in Section 7(h) below) of the Common Stock on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed or of such rights to subscribe applicable to one share of Common Stock and (ii) the denominator shall be such current market price per share of Common Stock. Such adjustment shall be made successively whenever any such a record date is fixed. In case such distribution is not made after such a record date has been fixed, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect if such record date had not been fixed.

(e)    Adjustment for Sales of Common Stock Below Market Price (But Above Conversion Price). If the Corporation shall issue any additional shares of Common Stock (other than as provided in Sections 7(a) through 7(d) above) at a price per share less than the current market price per share of Common Stock but above the Conversion Price in respect of the Series E Preferred Stock, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price by a fraction of which (i) the numerator shall be (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the current market price and (2) the consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Common Stock (B) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (ii) the denominator shall be the current market price.

(f)    Adjustment for Sales of Common Stock Below Conversion Price. If the Corporation shall issue any additional shares of Common Stock (other than as provided in Sections 7(a) through 7(e) above) at a price per share less than the Conversion Price, then the Conversion Price shall be adjusted to the price determined by multiplying the Conversion Price times a fraction of which (i) the numerator shall be (A) the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Conversion Price and (2) the consideration, if any, received and deemed received by the Corporation upon the issuance of such additional shares of Common Stock (B) divided by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock, and (ii) the denominator shall be the Conversion Price.

(g)    Certain Determinations.

(i)    In case the Corporation shall issue any security or evidence of indebtedness that is convertible into or exchangeable for Common Stock (“Convertible Security”), or any warrant, option or other rights to subscribe for or purchase Common Stock or any Convertible Security (together with Convertible Securities, “Common Stock Equivalent”), or if, after any such issuance, the price per share for which such additional shares of Common Stock may be issuable thereunder is amended, then, for purposes of Sections 7(e) and (f), (A) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents (without regard to any antidilution provision contained therein for a subsequent adjustment of such number) shall be deemed to have been issued as of the earlier of (1) the date on which the Corporation shall enter into a firm contract for the issuance of such Common Stock Equivalent or (2) the date of actual issuance of such Common Stock Equivalent, and (B) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent. No adjustment of the Conversion Price shall be made under this paragraph upon the issuance or deemed issuance of any shares of Common Stock pursuant to the exercise of any conversion or exchange rights of any Convertible Security or pursuant to the exercise of any warrants, options, or other subscription or purchase rights, if any adjustments shall previously have been made in the Conversion Price then in effect upon the issuance of such Convertible Securities, warrants, options or other rights pursuant hereto.

(ii)    The following provisions shall be applicable to making of adjustments in the Conversion Price hereinbefore provided in Sections 7(c), (d), (e) and (f):

(A)    The consideration received by the Corporation shall be deemed to be the following:

(1)    (x) To the extent that any additional shares of Common Stock or any Common Stock Equivalents shall be issued for cash consideration, the consideration received by the Corporation therefor, or, (y) if such additional shares of Common Stock or Common Stock Equivalents are offered by the Corporation for subscription, the subscription price, or, (z) if such additional shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issue thereof;

(2)    To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. In any case in which the consideration to be received or paid shall be other than cash, the Board of Directors of the Corporation shall notify promptly each holder of the Series E Preferred Stock of its determination of the fair market value of such consideration;

(3)    The consideration for any additional shares of Common Stock issuable pursuant to any Common Stock Equivalents shall be the consideration received by the Corporation for issuing such Common Stock Equivalents, plus the additional consideration payable to the Corporation upon the exercise, conversion or exchange of such Common Stock Equivalents; and

(4)    In case of the issuance at any time of any additional shares of Common Stock or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of stock other than Common Stock, the Corporation shall be deemed to have received for such additional shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied.

(B)    Upon the expiration of the right to convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Conversion Price, if any such Common Stock Equivalent shall not have been converted, exercised or exchanged, (1) the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, (2) the Conversion Price shall forthwith be readjusted and thereafter be the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 7 after the issuance of such Common Stock Equivalent) had the adjustment of the Conversion Price made upon the issuance or sale of such Common Stock Equivalent been made on the basis of the issuance only of the number of additional shares of Common Stock actually issued upon exercise, conversion or exchange of such Common Stock Equivalent, and (3) thereupon only the number of additional shares of Common Stock actually so issued shall be deemed to have been issued and only the consideration actually received by the Corporation (computed as in clause (A) above) shall be deemed to have been received by the Corporation.

(iii)    The number of shares of Common Stock at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its subsidiaries.

(iv)    No adjustments of the Conversion Price shall be made pursuant to Sections 7(c), (e) and (f) upon the issuance of shares of Common Stock that are issued pursuant to (x) any employee benefit plan, program or policy approved by the Board of Directors of the Corporation, including thrift plans, stock purchase plans, stock bonus plans, stock options plans, employee stock ownership plans or other incentive or profit sharing arrangements, for the benefit of employees, officers or directors of the Corporation or its “affiliates” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) or (y) Acquisitions made by the Corporation.

(h)    Current Market Price. For the purpose of any computation under Sections 7(c), (d) and (e) above, the current market price shall be deemed to be the following:

(i)    With respect to a bonafide underwritten public offering, the offering price agreed to by the underwriter;

(ii)    With respect to binding agreements made by the Corporation to issue shares of Common Stock for a price that is (A) determined as of the date of the agreement with reference to a market price contemporaneous with the date of the binding agreement and (B) without full adjustment to the Closing Price on the day of issuance, the price as determined by such binding agreement; or

(iii)    With respect to all other situations, the average of the daily Closing Prices for 30 consecutive trading days commencing 45 trading days before the date in question.

(i)    Deferral of Share Issuance. In any case in which this Section 7 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (i) issuing to the holder of Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 6(d) above. In lieu of the shares the issuance of which is deferred pursuant to this Section 7(i), the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive such shares promptly after the occurrence of such event.

(j)    De Minimis Adjustments. Any adjustment in the Conversion Price otherwise required by this Section 7 to be made may be postponed until the date of the next adjustment otherwise required to be made if such adjustment (together with any other adjustments postponed pursuant to this Section 7 and not theretofore made) would not require an increase or decrease of more than 1% in such price, but in the case of an adjustment required as a result of a dividend or distribution on any class of capital stock of the Corporation in shares of Common Stock, such adjustment must be made no later than the earlier of (a) 3 years after the date of the stock dividend or distribution or (b) the date as of which the aggregate stock dividends or distributions for which adjustment of the Conversion Price has not previously been made total at least 3% of the issued and outstanding capital stock of the Corporation with respect to which such stock dividends or distributions were made. All calculations under this Section 7 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(k)    Applicability to Other Shares. In case at any time, as a result of an adjustment made pursuant to Section 7(a)(iii) or (iv) above, the holders of the Series E Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number and kind of such other shares so receivable upon conversion of Series E Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in clauses (a) to (g), inclusive, above, and the other provisions of this Section 7 with respect to the Common Stock shall apply on like terms to any such other shares.

(l)    Board Determinations. The Board of Directors may make such reductions in the Conversion Price, in addition to those required by this Section 7, as shall be determined by the Board of Directors to be advisable to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 7, and (absent manifest error by the Board of Directors) its action in so doing shall be final and conclusive.

(m)    Rights Plan. With respect to any stockholder rights plan (the “Rights Plan”) pursuant to which “rights” would be issued or issuable to stockholders of the Corporation, no adjustment shall be made to the Conversion Price as a result of such Rights Plan in the event that an appropriate amount of “rights” are either (i) reserved for issuance in connection with the issuance of Conversion Shares to the holders of Series E Preferred Stock or (ii) are issued to holders of Series E Preferred Stock on an as converted basis. Unless rights are so issued pursuant to clause (ii) of this Section 7(m), if and when the rights become exercisable, an appropriate adjustment to the Conversion Price in accordance with the terms of the Rights Plan shall be made pursuant to this Section 7.

(n)    Notices of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of shares of Series E Preferred Stock, if the Series E Preferred Stock is then convertible pursuant to Section 6, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to each registered holder of Series E Preferred Stock. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including (without limitation) a statement of (i) the consideration received or deemed to be received by the Corporation for any additional securities issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of additional securities and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series E Preferred Stock.

(o)    Notices of Record Date. Upon the fixing by the Board of Directors of a record date for the purpose of determining the holders of any class of securities who are entitled to receive any dividend or other distribution, including, but not limited to in connection with any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall send to each holder of the Series E Preferred Stock at least 20 calendar days prior to the record date specified therein a notice specifying (A) the record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

THE REMAINDER OF THIS PAGE INTENTIONALLY BLANK.

IN WITNESS WHEREOF, QUANTA SERVICES, INC. has caused this Certificate of Designation to be executed on its behalf by its President, and attested to by its Secretary             , this             day of             , 2002.

QUANTA SERVICES, INC.

By:

Name:

Title:

THE UNDERSIGNED, the Secretary of Quanta Services, Inc. hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Designation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof or otherwise required to be verified under oath are true in all material respects, under the penalties of perjury.

By:

Name: Dana Gordon

Title: Vice President, Secretary and General Counsel

SIGNATURE PAGE TO
CERTIFICATE OF DESIGNATION

QUANTA SERVICES, INC.
PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                          , 2002 AND
ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF QUANTA SERVICES, INC.

By casting your voting instructions, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint James H. Haddox and Dana A. Gordon, and each of them, as proxies, with full power of substitution, to vote all shares of Quanta stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

COMMON STOCK:

PROPOSAL NO. 1:    Approval of the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock.

The Board of Directors Recommends a Vote “FOR” Proposal No. 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL NO.2:    Approval of amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members.

The Board of Directors Recommends a Vote “FOR” Proposal No. 2.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date:                                                                                  , 2002

Signature	Signature

Title	Title

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.

QUANTA SERVICES, INC.
PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                          , 2002 AND
ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF QUANTA SERVICES, INC.

By casting your voting instructions, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint James H. Haddox and Dana A. Gordon, and each of them, as proxies, with full power of substitution, to vote all shares of Quanta stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

LIMITED VOTE COMMON STOCK:

PROPOSAL NO. 1:    Approval of the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock.

The Board of Directors Recommends a Vote “FOR” Proposal No. 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL NO. 2:    Approval of amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members.

The Board of Directors Recommends a Vote “FOR” Proposal No. 2.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date:                                                                                   , 2002

Signature	Signature

Title	Title

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.

QUANTA SERVICES, INC.
PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                          , 2002 AND
ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF QUANTA SERVICES, INC.

By casting your voting instructions, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint James H. Haddox and Dana A. Gordon, and each of them, as proxies, with full power of substitution, to vote all shares of Quanta stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

SERIES A CONVERTIBLE PREFERRED STOCK:

PROPOSAL NO. 1:    Approval of the convertibility of Series E Preferred Stock into Common Stock and the issuance of up to 24,307,410 shares of Common Stock (subject to adjustment) upon the conversion of the Series E Preferred Stock.

The Board of Directors Recommends a Vote “FOR” Proposal No. 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐

PROPOSAL NO. 2:    Approval of amendments to the Certificate of Designation, Rights and Limitations of the Series A Convertible Preferred Stock to (a) delete the requirement that the authorized number of directors on our Board of Directors be set at ten members and (b) eliminate the ability of the holders of the Series A Convertible Preferred Stock to vote, separately as a class, on any increase in the authorized number of directors on our Board of Directors beyond ten members.

The Board of Directors Recommends a Vote “FOR” Proposal No. 2.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date:                                                                                   , 2002

Signature	Signature

Title	Title

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a respective capacity should give full title.